Exhibit 10.9

Execution Copy

TAX SHARING AGREEMENT

Among and Between

Cheniere Energy, Inc.

AND

Sabine Pass LNG, L.P.

Dated as of November 9, 2006

TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “TSA”) entered into as of the 9th day of November, 2006, to be effective as set forth in Section 6.1 of this TSA, between Cheniere Energy Inc. (“Cheniere”) a Delaware corporation with its principal office at 717 Texas Avenue, Suite 3100, Houston Texas 77002, and Sabine Pass LNG, L.P., a Delaware limited partnership and its direct and indirect subsidiaries (Sabine Pass LNG, L.P., together with its subsidiaries, the “Partnership”), which may be collectively referred to hereinafter as the “Parties” and individually as a “Party.”

PREAMBLE

WHEREAS, the revised franchise tax imposed by the State of Texas under Chapter 171 of the Texas Tax Code (“Franchise Tax”), generally effective for returns due on or after January 1, 2008, requires taxable entities that are part of an affiliated group engaged in a unitary business to report as a combined group;

WHEREAS, Cheniere owns a controlling interest in the Partnership within the meaning of Texas Tax Code §171.0001(8) and expects to file Combined Returns for the combined group that includes Cheniere and the Partnership; and

WHEREAS, the Parties believe that the apportionment and allocation of the Franchise Tax between Cheniere and the Partnership is desirable.

NOW, THEREFORE, the Parties to this TSA, for good and valuable consideration, agree as follows:

ARTICLE I

DEFINITIONS

In addition to any defined terms which may have their meanings ascribed to them elsewhere in this TSA, the following defined terms shall have the following meanings:

“Combined Return” means a Franchise Tax return which reflects combined reporting that includes each of Cheniere’s and the Partnership’s reportable separate company Taxable Margin that is required to be apportioned among and between multiple taxing jurisdictions.

“Combined Return Year” means, with respect to the Franchise Tax, a period for which Cheniere and the Partnership are required to file a Combined Return.

“Combined Tax Liability” means, for any Combined Return Year, the Franchise Tax liability computed in accordance with Chapter 171 of the Texas Tax Code and shown on Cheniere’s Combined Return, taking into account all credits to which Cheniere is entitled under the Franchise Tax.

“Indenture” means the Indenture dated as of November 9, 2006 among the Partnership, the Guarantors (as defined therein) and The Bank of New York, as trustee.

“IRS” means the Internal Revenue Service.

“Other Unitary Taxes” means a combined, consolidated or unitary state or local tax other than the Franchise Tax based upon or measured by net income, gross margins, gross receipts, or other similar tax attributes on an apportioned basis.

“Other Unitary Return” means a tax return which reflects combined, consolidated or unitary reporting of Cheniere and the Partnership in respect of Other Unitary Taxes.

“Pro Forma Separate Company Tax Liability” means, for any tax year, the Partnership’s separate company Franchise Tax liability computed by the Partnership in accordance with Chapter 171 of the Texas Tax Code prepared on a stand-alone basis that includes only the reportable Taxable Margin of the Partnership, without regard to any temporary credits provided by Texas Tax Code §171.111. In arriving at its Pro Forma Separate Company Tax Liability, the Partnership shall be bound by any tax elections and shall adopt the same tax accounting methods that are elected and adopted by Cheniere in the determination of the Combined Tax Liability for such period.

“Separate Return Year” means, with respect to the Franchise Tax, a year which is not a Combined Return Year.

“Taxable Margin” has the meaning set forth in Section 171.101 of the Texas Tax Code.

“Taxing Authority” means, with respect to the Franchise Tax, the Texas Comptroller of Public Accounts or, with respect to any Other Unitary Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Other Unitary Tax, and the agency, commission or authority charged with the assessment, determination or collection of such Other Unitary Tax for such entity or subdivision.

ARTICLE II

FILING OF COMBINED RETURNS

2.1 Filing of Combined Returns and Payment of Tax.

(a) Cheniere shall prepare and timely file all required Combined Returns and such applications for extension of time to file such Combined Returns and shall timely pay the Combined Tax Liability. The Partnership agrees to furnish to Cheniere all information as Cheniere may from time to time reasonably request that is necessary to allow Cheniere to timely file all required Combined Returns. The Partnership agrees to execute all election forms and other documents which may be necessary or appropriate to evidence such elections or otherwise as Cheniere may from time to time reasonably request.

(b) Cheniere shall be authorized to and shall undertake the following actions in connection with a Combined Return, including, without limitation:

(i)	taking any and all action necessary or incidental to the preparation and filing of a Combined Return;

(ii)	making elections and adopting accounting methods;

(iii)	filing all extensions of time, including extensions of time for payment of tax;

(iv)	filing claims for refund or credit; giving waivers or bonds;

(v)	managing audits and other administrative proceedings conducted by any Taxing Authority;

(vi)	executing closing agreements, settlement agreements, offers in compromise, and all other documents;

(vii)	obtaining administrative rulings; and

(viii)	contesting (both administratively and judicially) the proposal of adjustments to tax liability and the assessment of any deficiency.

(c) Cheniere shall determine the tax consequences to the Partnership of any audits, administrative or judicial proceedings that may affect the ultimate tax liability of Cheniere.

2.2 Cooperation.

(a) The Partnership agrees to cooperate with Cheniere in filing any Combined Return or consent or taking any other action contemplated by this TSA and agree to take such action as Cheniere may reasonably request in connection therewith.

(b) The authorization and obligations set forth herein under Article II shall survive the termination of this TSA with respect to any tax year (or portion thereof) ending on or prior to termination of this TSA.

2.3 Standard of Care.

Cheniere shall perform all duties to be performed by Cheniere under this TSA with a degree of skill, diligence and prudence.

ARTICLE III

ALLOCATION OF TAX LIABILITIES

3.1 Allocation of Combined Tax Liability to the Partnership.

(a) For Combined Returns first due on or after January 1, 2008, and for each subsequent tax year for which this TSA may remain in effect, the Partnership, for so long as it is included in a Combined Return, shall calculate and determine its share of the Combined Tax Liability to be an amount equal to the Pro Forma Separate Company Tax Liability. If the

Partnership ceases to be included on a Combined Return during a tax year, the Partnership shall calculate and determine its share of the Combined Tax Liability to be that portion of the Partnership’s separate return tax liability that is allocable to the portion of the tax year in which the Partnership was included on a Combined Return. Calculations and determinations in this Article III shall be made by the Partnership in each tax year pursuant to this paragraph without regard to the actual Combined Tax Liability, if any, of Cheniere for such year.

(b) The Partnership shall be liable for all Franchise Tax applicable to such Party imposed with respect to all Separate Return Years.

ARTICLE IV

PAYMENTS

4.1 Payment of Tax by the Partnership.

If the Partnership has Pro Forma Separate Company Tax Liability (as determined under Article III), it shall pay to Cheniere an amount equal to its Pro Forma Separate Company Tax Liability if Cheniere, in its sole discretion, demands such payment. To the extent permitted under the provisions of Section 4.07 of the Indenture, the Partnership shall pay such amount to Cheniere on or before 45 days after the date for filing, including any extensions granted, the Combined Return to which such payments relate.

4.2 Estimated Combined Tax Payments.

Cheniere shall have the right to assess the Partnership its share of estimated Combined Tax payments to be made with respect to the projected Pro Forma Separate Company Tax Liability for each Combined Year, and to the extent permitted under the provisions of Section 4.07 of the Indenture, the Partnership shall pay the amount of such assessment to Cheniere within 30 days after such assessment if Cheniere, in its sole discretion, demands such payment. Cheniere shall not make a demand for payment of estimated Combined Tax payments any earlier than 15 days after Cheniere is required to make estimated tax payments of its Combined Tax Liability to the relevant taxing authority. The Partnership will receive credit for its payments of estimated Combined Tax in the computation of the payments under Article III and Section 4.1 of this TSA.

ARTICLE V

ADJUSTMENTS TO COMBINED TAX LIABILITY

5.1 Recomputations.

If a Combined Tax Liability is adjusted for any taxable period, whether such adjustment is by means of an amended return, claim for refund, examination by the IRS or Taxing Authority, reduced to settlement or otherwise determined or otherwise, the calculations made under this TSA shall be recomputed by giving effect to such adjustments. In all cases the recomputations required by the preceding sentence shall be performed consistently with the definition of “Combined Tax Liability.”

5.2 The Partnership’s Additional Tax Liability.

If, following such recomputation, the Parties determine that the Partnership is liable for additional payments under this TSA, to the extent permitted under the provisions of Section 4.07 of the Indenture the Partnership shall be obligated to pay to Cheniere such additional amount within ninety (90) days after the earlier of either of the following events which relate to such recomputation: (i) Cheniere files an amended Combined Return; or (ii) Cheniere settles an examination with the IRS or another Taxing Authority.

5.3 Interest and Penalties.

Any interest and/or penalty not specifically allocated to the Partnership by the Taxing Authority may be allocated to the Partnership upon such basis as Cheniere and the Partnership deem appropriate in view of all applicable circumstances.

ARTICLE VI

MISCELLANEOUS

6.1 Term of this Agreement.

This TSA is effective for the Franchise Tax Return first due on or after January 1, 2008, and all subsequent years. As such, this TSA shall apply to all taxable years or portions thereof for which a Combined Return was or is filed with respect to the Partnership that was included as part of such return(s), unless Cheniere and the Partnership agree in writing to another arrangement or otherwise agree to terminate this TSA. Notwithstanding such termination, this TSA shall continue in effect with respect to any payment or refund due for all taxable periods prior to termination.

6.2 Assignability.

The rights and obligations under this TSA of the Parties may not be assigned or otherwise transferred by a Party without the prior written and unanimous consent of all other signatories to this TSA, provided, however, no consent from any other Party shall be required with respect to any assignment and transfer to Cheniere.

6.3 Effect of Changes to the Texas Tax Code.

Any alteration, modification, addition, deletion, or other change in the federal income tax laws or regulations or the Texas Tax Code or regulations relating to Franchise Tax shall automatically be applicable to this TSA, provided, however, that if all the Parties to this TSA unanimously agree, this TSA shall be amended or terminated in the event of any such alteration, modification, addition, deletion or other change.

6.4 Other Unitary Taxes.

To the extent Cheniere is permitted or required to file an Other Unitary Return with the

Partnership on a consolidated, combined or unitary basis, the provisions of this TSA relating to Franchise Tax matters shall apply to such Other Unitary Taxes as if they were Franchise Taxes. If such an Other Unitary Return with respect to Other Unitary Taxes is not filed, the responsible party as required by applicable law shall be responsible for the reporting and payment of any Other Unitary Taxes applicable to such party.

6.5 Record Retention.

The Partnership shall make available to Cheniere all materials (including, without limitation, all books and records, accounting information, financial statements, returns, supporting schedules, work papers, correspondence, and other documents) relating to the Combined Returns filed for the taxable years during which this TSA was in effect during regular business hours for a period that is not less than the applicable federal record retention requirement period.

6.6 Binding Effect.

This TSA shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties hereto; but no assignment shall relieve any Party’s obligations hereunder without the written consent of the other Parties. In the event that the Partnership is no longer required to be included on a Combined Return with Cheniere, it shall be bound, nevertheless, by this TSA with respect to any matter that involves a taxable year (or portion thereof) during which it was included in a Combined Return.

6.7 Waivers, Etc.

The terms of this TSA may be waived, altered or amended only by an instrument in writing duly executed by all of the Parties. Any such amendment or waiver shall be binding upon all of the Parties.

6.8 Severability.

If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law:

(a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Parties in order to carry out the intentions of the Parties hereto as nearly as may be possible; and

(b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

6.9 WAIVER OF JURY TRIAL.

THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.10 Governing Law.

This TSA shall be governed by the laws of the State of Delaware.

[Signatures on following page]

IN WITNESS THEREOF, the Parties hereto have caused their names to be subscribed and executed by their respective authorized officers as indicated.

Cheniere Energy, Inc.

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

Sabine Pass LNG, L.P.

By Sabine Pass LNG-GP, Inc. its general partner:

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer